Exhibit 5

AGREEMENT AND ACKNOWLEDGEMENT

THIS AGREEMENT AND ACKNOWLEDGEMENT (this “Instrument”) is made as of October 14, 2013, effective as of October 10, 2013, by and among Jay Krehbiel (“New Stockholder”), Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), in accordance with and pursuant to that certain Voting and Support Agreement dated as of September 9, 2013 (the “Voting Agreement”) by and among John H. Krehbiel, Jr., Frederick A. Krehbiel, Krehbiel Limited Partnership, Krehbiel Children’s Trust dated December 15, 1976 (the “Children’s Trust”), John H. Krehbiel, Jr., Trust dated October 30, 1985, as amended, Frederick A. Krehbiel Trust dated June 4, 1981, as amended, John H. Krehbiel, Sr. Trust H under agreement dated April 4, 1973 (“Trust H”), Parent and Merger Sub.

WITNESSETH:

WHEREAS, Section 3(a) of the Voting Agreement permits the Transfer of Covered Shares for bona fide estate planning purposes provided that, as a condition to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the terms of the Voting Agreement and provided that such Transfer shall not relieve the transferor of any of its obligations under the Voting Agreement; and

WHEREAS, this Instrument is being delivered, in accordance with and pursuant to Section 3(a) of the Voting Agreement, as a condition to the effectiveness of the transfer of all of the Covered Shares held by the Children’s Trust and Trust H to New Stockholder.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have the meaning set forth for such terms in the Voting Agreement.

2. New Stockholder acknowledges (i) his receipt of a true and complete copy of the Voting Agreement, and (ii) that he has had ample opportunity to review and understands all of the covenants, promises, agreements, undertakings and other terms set forth in the Voting Agreement (collectively, the “Terms of the Voting Agreement”).

3. By execution and delivery of this Instrument, New Stockholder hereby agrees to be subject to, bound by and to perform each and all of the Terms of the Voting Agreement, to the same extent as if he had been an original signatory to, and a “Stockholder” and “Individual Stockholder” under, the Voting Agreement.

4. Section 8 of the Voting Agreement is hereby incorporated by reference into and made a part of this Instrument, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Instrument as of the date first written above.

NEW STOCKHOLDER:

By:	/s/ Jay Krehbiel
Name: Jay Krehbiel

PARENT:

KOCH INDUSTRIES, INC.

By:	/s/ Steven J. Feilmeier
Name: Steven J. Feilmeier
Title: Executive Vice President and Chief Financial Officer

MERGER SUB:

KOCH CONNECTORS, INC.

By:	/s/ Jay L. Voncannon
Name: Jay L. Voncannon
Title: Vice President